Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112578 on Form S-3/A and in Registration Statement No. 333-120919 on Form S-8 of our reports dated March 13, 2009, relating to the financial statements and financial statement schedule of GenTek Inc. and subsidiaries (the “Company”) (which expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the adoption of (1) Financial Accounting Standards Board’s Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” as of January 1, 2007 which changed the accounting for uncertain tax positions; and (2) the recognition, disclosure and the measurement date provisions of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R, which changed its method of accounting for pension and postretirement benefits and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 13, 2009